Exhibit 99.3

Strictly Confidential

AMENDMENT TO

SHARE SUBSCRIPTION AGREEMENT

This AMENDMENT TO SHARE SUBSCRIPTION AGREEMENT (this “Amendment”) is entered into as of February 25, 2022, by and between Dada Nexus Limited, an exempted company with limited liability organized and existing under the laws of the Cayman Islands (the “Company”), and JD Sunflower Investment Limited, a company limited by shares incorporated under the laws of British Virgin Islands (the “Purchaser”). Each of the forgoing parties is referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties entered into that certain Share Subscription Agreement dated as of March 22 , 2021 (the “Share Subscription Agreement”);

WHEREAS, Section 7.05 of the Share Subscription Agreement provides that the Share Subscription Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties; and

WHEREAS, the Parties have agreed to amend certain provision of the Share Subscription Agreement pursuant to this Amendment as set forth below.

AGREEMENT

In consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1. Defined Terms. Unless otherwise revised pursuant to this Amendment, all capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Share Subscription Agreement and the rules of interpretation set forth in Section 1.01(c) of the Share Subscription Agreement shall also apply to this Amendment.

2. Amendments.

(a) The definition of “BCA” is hereby added to Section 1.01(a) of the Share Subscription Agreement immediately prior to the definition of “Business Day” as follows:

“BCA” means that certain Business Cooperation Agreement to be entered into by and between the Company and JD.com, Inc. at Closing, substantially in the form attached hereto as Exhibit A.”

(b) The definition of “Transaction Agreements” under Section 1.01(a) of the Share Subscription Agreement is hereby amended and restated in its entirety as follows:

“Transaction Agreements” means, collectively, this Agreement, the BCA and each of the other agreements and documents entered into or delivered by the Parties or their respective Affiliates in connection with the transactions contemplated by this Agreement or the BCA.”

(c) Section 2.01 (Purchase and Sale of Securities) of the Share Subscription Agreement is hereby amended and restated in its entirety as follows:

“Upon the terms and subject to the conditions of this Agreement, at Closing (as defined below), the Purchaser hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue, sell and deliver to the Purchaser, 109,215,017 Ordinary Shares (the “Subscription Shares”) free and clear of any and all Encumbrances, for the total consideration consisting of (i) an aggregate purchase price of US$546,000,000 in cash (the “Purchase Price”) and (ii) the BCA duly and validly executed and delivered by JD.com, Inc. to the Company in accordance with this Agreement.”

(d) Section 2.02(b) (Payment and Delivery) of the Share Subscription Agreement is hereby amended and restated in its entirety as follows:

“At Closing,

(i) the Purchaser shall

(1) pay, or cause to be paid, the Purchase Price to the Company by wire transfer of immediately available funds in U.S. dollars to such bank account designated in writing by the Company to the Purchaser prior to the Closing Date; and

(2) deliver to the Company the BCA duly and validly executed by JD.com, Inc.; and

(ii) the Company shall deliver to the Purchaser:

(1) one or more duly executed share certificate(s) representing the Subscription Shares registered in the name of the Purchaser (the original copies of which shall be delivered to the Purchaser as soon as practicable following the Closing Date);

(2) an updated certified true copy of the register of members of the Company evidencing the Purchaser’s ownership of the Subscription Shares; and

(3) the BCA duly and validly executed by the Company.”

(e) Section 6.03 (Limitation on the Liability) of the Share Subscription Agreement is hereby amended and restated in its entirety as follows:

“Absent fraud, intentional misrepresentation or willful breach, the maximum aggregate liabilities of the Indemnifying Party in respect of Losses suffered by the Indemnified Parties pursuant to Section 6.01(a) or 6.01(b) shall not in any event be greater than US$800,000,000.”

3. References. Each reference in the Share Subscription Agreement to “this Agreement”, “hereof”, “hereunder”, “herein,” “hereby” or words of like import referring to the Share Subscription Agreement shall mean and be a reference to the Share Subscription Agreement as amended by this Amendment. Notwithstanding the foregoing, all references in the Share Subscription Agreement to “the date hereof” or “the date of this Agreement” shall refer to March 22, 2021.

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4. Full Force and Effect. Each Party confirms that this Amendment is intended to be a part of, and will serve as a valid, written amendment to, the Share Subscription Agreement. Except as otherwise set forth in this Amendment, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Share Subscription Agreement, which are hereby ratified and affirmed in all respects and shall continue in full force and effect.

5. Governing Law; Arbitration. This Amendment and all questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by and construed in accordance with the laws of the state of New York without giving effect to any choice or conflict of law provision or rule thereof. Any dispute, controversy or claim arising out of or relating to this Amendment, or the interpretation, breach, termination or validity hereof, shall be submitted to arbitration upon the request of any Party with notice to the other Party. The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in effect, which rules are deemed to be incorporated by reference into this Section 5. There shall be three (3) arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice law in New York. If either party to the arbitration does not appoint an arbitrator who has consented to participate within the aforementioned 30-day period, the relevant appointment shall be made by the Chairman of the HKIAC. The arbitration proceedings shall be conducted in English. Each Party irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration in Hong Kong and the HKIAC, and hereby submits to the exclusive jurisdiction of HKIAC in any such arbitration. The award of the arbitration tribunal shall be conclusive and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award. Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

6. Miscellaneous. The provisions of Article VII (Miscellaneous) of the Share Subscription Agreement (other than Section 7.02 (Governing Law; Arbitration) of the Share Subscription Agreement) shall apply mutatis mutandis to this Amendment, and to the Share Subscription Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned has caused this Amendment to Share Subscription Agreement to be duly executed and entered into as of the date first above written.

DADA NEXUS LIMITED

By:	/s/ KUAI Jiaqi
Name:
Title:

[Signature Page to Amendment to Share Subscription Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Amendment to Share Subscription Agreement to be duly executed and entered into as of the date first above written.

JD SUNFLOWER INVESTMENT LIMITED

By:	/s/ WANG Nani
Name:
Title:

[Signature Page to Amendment to Share Subscription Agreement]

Exhibit A

Form of BCA

E-A-1

English Translation

Strictly Confidential

Business Cooperation Agreement

This Business Cooperation Agreement (“this Agreement”) is dated [], 2022 (“Effective Date”) and made between:

(1)

JD.com, Inc., a company duly incorporated under the laws of Cayman Islands with registered address at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (collectively referred to as “JD” together with its subordinate affiliates); and

(2)

Dada Nexus Limited, a company duly incorporated under the laws of Cayman Islands with registered address at Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, P.O. Box 32311, Grand Cayman KY1-1209, the Cayman Islands (collectively referred to as “Dada” together with its subordinate affiliates).

In this Agreement, the Parties are hereinafter collectively referred to as the “Parties” and individually as a “Party”.

WHEREAS:

(1)	JD is one of the renowned Internet e-commerce companies in China which mainly engage in direct sale and platform e-commerce business through its official website and mobile application;

(2)	Dada is a leading local on-demand delivery and retail platform in China;

(3)

On March 22, 2021, the Parties have executed the Share Subscription Agreement (such agreement as amended from time to time is referred to as “Share Subscription Agreement”). As provided in the Share Subscription Agreement, JD will subscribe for a certain amount of common shares of Dada. As part of consideration for the subscription of shares, JD shall execute this Agreement with Dada;

(4)

The Parties (including their respective affiliates) intend to carry out relevant business cooperation according to the terms and conditions herein to integrate business resources and fully exert the advantage of each Party.

Now, THEREFORE, upon consultation, the Parties agree as follows:

1. Definitions

In this Agreement, the following terms have the following meanings:

“Affiliate” with respect to any company (or other entity), means any entity that is controlled by, controls or is under common control with such company (or other entity). “Control” means holding over 50% equity or voting right in a company (or other entity) or has the ability to actually decide or control the operations of such company (or other entity) through agreement, dispatching directors or otherwise. With respect to either Party hereto, its subordinate affiliate means its affiliate controlled by it. For the purpose of this Agreement, either Party shall not be deemed as the Affiliate of the other Party.

“Confidential Information” mean (a) any non-public materials in relation to organization, business, technology, investment, finance, commerce, transaction or affairs of either Party, whether in writing, oral or any other forms, (b) the existence or contents hereof, the terms of any other agreement entered into according to this Agreement, (c) any materials prepared by one Party and marked as confidential information or containing confidential information and (d) any oral or written information exchanged between the Parties with respect to this Agreement.

“Force Majeure” means any event that occurs after the date hereof and prevents either Party from performing all or part of this Agreement and is uncontrollable, insurmountable, unavoidable and cannot be solved by the Parties hereto and is unforeseeable at the time of execution hereof, which includes but are not limited to earthquake, typhoon, flood, outbreak of pandemic, epidemic or plague, war, international or domestic transportation interruption, breakdown of electricity, Internet, computer, telecommunication or other system, strike (including internal strike or riot), labour dispute, government action, orders of international or domestic courts. For the avoidance of doubt, such event may only constitute Force Majeure to the extent it is insurmountable, unavoidable, uncontrollable and cannot be solved by the Parties hereto and does not necessarily constitute a Force Majeure.

“PRC” means the People’s Republic of China, excluding, for the purpose of this Agreement only, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan.

“JD Mall” means the open platform of JD and the mall platform directly operated by JD on JD.COM, including their respective mobile app.

“JD Mall APP” means the mobile app of JD Mall.

2. Territory for business cooperation

Unless otherwise expressly provided herein, territory for the cooperation and/or restrictions hereunder are PRC only.

3. Main contents of business cooperation

3.1	User traffic cooperation: JD undertakes, without any effect upon the normal operation and management of JD, that Dada shall obtain the following online traffic and resource support from JD:

3.1.1	“Nearby” icon (JD Mall APP first-level entrance), display on the user mobile terminal.

If the above-mentioned online traffic and resource support cannot be provided due to the JD Mall APP’s update or major change, the Parties should negotiate in good faith and agree on alternatives solutions in respect of user traffic cooperation and resource support.

3.2	Cooperation in other areas:

3.2.1

JD and Dada agree to continue their cooperation regarding search. The specific rights and obligations concerning such cooperation shall be performed according to provisions mutually negotiated and agreed upon by and among the Parties and/or their Affiliates.

4. Duration of cooperation and termination

4.1

This Agreement is effective after being signed by authorized representatives of both Parties and will terminate automatically when the term of cooperation specified in Article 4.2 has expired. After the expiry of the term of cooperation of this Agreement, it can be extended through mutual agreement between both Parties.

4.2	Unless otherwise agreed to by the Parties, the term of cooperation under Article 3 of this Agreement shall be five (5) years, commencing from the Effective Date.

4.3	If both Parties agree to terminate this Agreement after consultation, this Agreement may be terminated before the expiration of the term of cooperation.

4.4

If this Agreement expires or is terminated in accordance with Article 4.3, the two Parties will no longer perform the provisions of this Agreement, while Articles 4.4, 8, 12 and 13 of this Agreement shall survive such expiration or termination.

5. Other Covenants

5.1	The Parties shall procure their respective Affiliates to perform their obligations under this Agreement.

6. Intellectual Property

6.1

Any materials, information and the intellectual property attached thereto that are provided by either Party to the other Party for the purpose of this Agreement shall not change the ownership of rights due to the cooperation hereunder, unless the relevant Parties have entered into an explicit agreement of intellectual property assignment.

6.2

Unless otherwise expressly provided herein or the relevant Parties have otherwise entered into explicit intellectual property authorization or licensing agreements, without prior written consent of the right holders, neither Party shall arbitrarily use or reproduce the patents, trademarks, names, marks, commercial information, technology and other data, domain names, copyrights or other forms of intellectual property of the other Party or apply for registration of the intellectual property similar to the aforementioned intellectual property.

6.3	The ownership of any new intellectual property generated from the business cooperation between the Parties hereunder shall be otherwise agreed upon by the Parties.

6.4

Each Party shall indemnify the other Party for its losses arising from the infringement of the other Party’s intellectual property or other legitimate rights or the infringement of any third party’s intellectual property or other legitimate rights due to the products, services, or materials provided by the Party itself during the cooperation hereunder.

7. Force majeure

Where the performance of the obligations hereof is delayed due to Force Majeure, neither Party shall be deemed to be in breach of this Agreement, and neither Party shall be liable for damages caused thereby, provided that such Party shall endeavor to eliminate the cause for such delay and use its best efforts (including but not limited to seeking and using alternative means or methods) to eliminate the damages caused by Force Majeure, and shall notify the other Party of the facts of Force Majeure and possible damages within fifteen (15) Working Days after the day when the Force Majeure is eliminated (excluding such day). During the period of delayed performance, the Party encountering force majeure shall implement reasonable alternatives or adopt other commercially reasonable means to facilitate performance of its obligations hereunder until the delay is eliminated.

8. Confidentiality

8.1

The Parties acknowledge and confirm that each Party shall maintain confidentiality of all Confidential Information, and without obtaining the written consent of the other Party, it shall not disclose any relevant Confidential Information to any third party, except in the following circumstances: (1) such information has been already known to the public (other than through the receiving Party’s or its Affiliates’ or personnel’s unauthorized disclosure); (2) such information is required to be disclosed by applicable laws, competent governmental authorities, competent stock exchanges, or relevant stock exchange rules or regulations (provided, however, that, to the extent permitted by applicable laws, the disclosing Party shall give a prior notice to the other Party and the Parties shall consult with each other to agree on the scope and content of the disclosure); or (3) such information is required to be disclosed by any Party to its legal or financial advisors in connection with the cooperation contemplated hereby, provided that such legal or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Article.

8.2

Each Party undertakes to use the aforementioned Confidential Information provided by the other Party only in connection with the relevant matters contemplated hereunder and shall destroy or return such Confidential Information upon the termination of this Agreement at the request of the other Party. Any breach of this Article 8 by any of the Parties’ Affiliates, or any employees or agencies of the Party or any of its Affiliates, shall be deemed as a default of this Agreement by such Party and such Party shall be liable for such default in accordance with this Agreement. This Article shall survive invalidity, termination or expiration of this Agreement for any reason.

9. Taxes

Taxes arising from the execution and performance of this Agreement shall be borne by the Parties respectively in accordance with applicable laws.

10. Representations and Warranties

10.1	Each Party represents and warrants to the other Party that:

10.1.1	It is a company duly incorporated and validly existing;

10.1.2	It has the authority to enter into this Agreement and its authorized representative has been fully authorized to sign this Agreement on its behalf;

10.1.3

Its execution, delivery and performance of this Agreement do not require filings with or notification to any government agency, or acquisition of the license, permit, consent or other approvals from, any government agency or any other person; and

10.1.4	It has the ability to perform its obligations hereunder and such performance of its obligations does not violate its articles of association and other constitutional documents.

10.2

If any legal documents executed by any Party prior to the execution of this Agreement conflict with any provisions of this Agreement, such Party shall, adhering to the principles of goodwill, credibility and amity, immediately notify the other Party in writing. Such conflict shall be resolved through consultations between the Parties. If any loss is caused to the other Party due to the conflict between the aforementioned legal documents and this Agreement, such Party shall be responsible for breach of contract to the other Party.

10.3

If any Party discovers during its performance of its obligations hereunder that it needs to obtain any permit, consent or approval from any third party, such Party shall notify the other Party in writing within thirty days from the date on which such Party discovers such matter and shall use its best efforts to obtain such permit, consent or approval from such third party; if such permit, consent or approval cannot be obtained within a reasonable period, the relevant Party is required to provide a solution in respect of such matter acceptable to the other Party.

11. Notices and delivery

11.1

All notices and other communications required or permitted to be given pursuant hereto shall be delivered by personal delivery or sent by registered mail, postage prepaid, by a commercial express service or by facsimile transmission to the address of such Party set forth below. Each notification should also be served by email. The dates on which such notices shall be deemed to have been effectively given shall be determined as follows:

11.1.1	Notices given by personal delivery, by express service or by registered mail, postage prepaid, shall be deemed effectively given on the date of receipt or refusal at the address specified for notices.

11.1.2	Notices given by facsimile shall be deemed effectively given on the date of the successful transmission (as evidenced by an automatically generated confirmation of transmission).

11.2	For the purpose of notices, the addresses of the Parties are as follows:

To JD:

Address:  21F, Building A, No. 18 Kechuang 11 Street,

                Yizhuang Economic and Technological Development Zone,

                Daxing District, Beijing

Attention:  Investment and Acquisition Team in

                  Legal Department of JD Group

Email:    legalnotice@jd.com

Postcode:     101111

With a copy (which shall not constitute notice) to the following address:

Address:    Strategic Investment Department, 18F, Building A, No. 18 Kechuang 11 Street,

                  Yizhuang Economic and Technological Development Zone,

                  Daxing District, Beijing

Attention: Jichuan LUO

Email: luojichuan@jd.com

Postcode: 101111

To DADA:

Address: 22F, Oriental Fisherman’s Wharf, No.1088 Yangshupu Road,

Yangpu District, Shanghai

Attention:    Legal Department of DADA Group

Email:    legal@imdada.cn

Telephone:    +86 21 3165 7165

11.3	Any Party may at any time change its address for notices by a notice delivered to the other Party in accordance with the Article 11 hereof.

12. Liability for Breach of Contract

12.1	If a Party causes any losses to the other Party due to its breach of this Agreement, such Party shall be liable for breach of contract in accordance with applicable laws.

12.2

The Parties understand and agree that they are entering into this Agreement on behalf of themselves and their subordinate Affiliates, and are obliged to cause and procure their subordinate Affiliates to comply with and perform this Agreement.

13. Governing Law and Resolution of Disputes

13.1

The execution, validity, interpretation, performance, amendment and termination of this Agreement and dispute resolution shall be governed by the laws of Hong Kong, without regard to principles of conflict of laws thereunder.

13.2

In the event of any dispute with respect to the interpretation and performance of this Agreement, the Parties shall first resolve the dispute through amicable negotiations. In the event that the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Parties for the resolution of the dispute through negotiation, either Party may submit the relevant dispute to the Hong Kong International Arbitration Centre (HKIAC) for arbitration in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the notice of arbitration is submitted.

13.3

The seat of arbitration shall be Hong Kong. There shall be one (1) arbitrator and such arbitrator shall be elected by the Secretary-General of HKIAC. The arbitrator shall be qualified to practice law in Hong Kong. The place of arbitration shall be in Hong Kong. The arbitral award is final and binding upon both Parties.

13.4	Any Party to the dispute shall be entitled to seek preliminary injunctive relief or other equitable reliefs from any court of competent jurisdiction during the formation of the arbitral tribunal.

13.5

Upon the occurrence of any disputes arising from the interpretation and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties hereto shall continue to exercise their respective rights and perform their respective obligations hereunder.

14. Additional Covenants

14.1

Any amendment and supplement to this Agreement shall be made in writing. The amendments and supplementary agreements that have been duly executed by the Parties and that relate to this Agreement shall form an integral part of this Agreement and shall have the same legal effect as this Agreement.

14.2

Without prior written consent from the other Parties, neither Party shall assign this Agreement and the rights and obligations hereunder to any third party, provided, however, that an appropriate subordinate Affiliate of a Party may be designated to implement such cooperative matters in accordance with specific needs.

14.3

During the effective term of this Agreement, neither Party shall make negative comments of the other Party on any public occasion, the content of which includes but is not limited to corporate image, company brand, design, development, and application of products, and operation strategy and all other information relevant to the company and the products.

14.4

Upon the effectiveness of this Agreement, this Agreement shall constitute the entire agreement and consensus reached between the Parties hereto with respect to the content hereof and supersede all other agreements and consensus reached between the Parties with respect to the subject matter hereof, both in written and oral forms, prior to the date of this Agreement.

14.5

If any provision hereof is held invalid, illegal or unenforceable, the validity, legality and enforceability of the other parts and provisions hereof shall not be affected. The Parties shall address such invalid, illegal or unenforceable provisions through amicable negotiations based on the principle of realizing the original commercial intent to the extent possible.

14.6	This Agreement shall be made in four (4) originals with each Party holding two (2) originals. Each original shall have the same legal effect.

[Remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, each Party have caused this Agreement to be executed by its duly authorized representative as of the date set forth in the first page.

JD.com, Inc.

By:
Name:
Title:

Dada Nexus Limited

By:
Name:
Title:

[Signature Page to Business Cooperation Agreement]